SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2008 (October 30, 2008)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-08052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

3700 South Stonebridge Drive, McKinney, Texas 75070

(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 569-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Index of Exhibits page 3.

Total number of pages in this report is 32.

Item 1.01	Entry into a Material Definitive Agreement.

On October 30, 2008, Torchmark Corporation (Torchmark) and its subsidiary TMK Re, Ltd. (TMK Re) entered into the Third Amendment (Third Amendment) to Credit Agreement dated as of October 30, 2008 among Torchmark Corporation as the Borrower, TMK Re, Ltd. as a Loan Party, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto. The Third Amendment amends the Credit Agreement, dated as of November 18, 2004, as amended by the First Amendment to Credit Agreement dated as of June 9, 2006 and the Second Amendment to Credit Agreement dated as of September 1, 2006 (said Credit Agreement as amended, the “Credit Agreement”) to increase the Letter of Credit sublimit thereunder to $200,000,000.

Torchmark and its subsidiaries from time to time have various other relationships with certain of the banks and their affiliates who participate as lenders under the Third Amendment. Affiliates of JP Morgan Chase Bank, N.A. serve as indenture trustee for certain of the outstanding senior indebtedness of Torchmark as the successor trustee under the Indenture dated February 1, 1987 between Torchmark and Morgan Guaranty Trust Company of New York; those documents have been previously filed as exhibits to Torchmark’s Forms 10-K or 10-Q. An affiliate of The Bank of New York Mellon serves as indenture trustee pursuant to the Junior Subordinated Indenture dated November 2, 2001 between Torchmark Corporation and The Bank of New York with respect to trust preferred securities issued by Torchmark Capital Trust III; as successor indenture trustee for Torchmark’s 6 1/4% Senior Notes due 2006 pursuant to the Supplemental Indenture dated as of December 14, 2001 between Torchmark, Bank One Trust Company, National Association and The Bank of New York, supplementing the Indenture dated February 1, 1987; and as indenture trustee for Torchmark’s 6.375% Senior Notes due 2006 pursuant to the Indenture dated February 1, 1987 as supplemented by a second supplemental indenture dated June 23, 2006. All such indentures have been previously filed as exhibits to Torchmark’s Forms 10-K, Forms 10-Q or Forms 8-K.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On October 30, 2008, the Board of Directors of Torchmark Corporation (the “Company”) approved certain amendments to the Company’s Restated By-Laws. These amendments include:

(1)	Revision to Article I – Offices, to update of the current legal name of Torchmark’s registered agent in Delaware;

(2)	Various changes to Article IV. – Standing Committees, including current practices with respect to the approval of compensation by the Compensation Committee; addition of the Governance and Nominating Committee (a committee previously established by Board resolution) to the standing committees of the Company; clarification of certain duties of the Audit Committee; deletion of a reference to the status of directors serving on the Audit Committee since this is governed by New York Stock Exchange rules; clarification regarding the conduct of committee meetings under Delaware law; provision that a majority of the members of a Board committee will constitute a quorum of that committee; and confirmation that Board committees may act by unanimous consent in writing or by email.

(3)	Revision of Section V. – Officers, to add the Chief Executive Officer and to delete the requirements for a President and for a Treasurer; and

(4)	Changes to Article VI. – Miscellaneous, to permit issuance of both certificated and uncertificated shares; to clarify the officers authorized to sign certificated shares; and to provide that attendance at a meeting constitutes waiver of notice of the meeting and that such persons are bound by the proceedings of the meeting.

A copy of the Company’s Amended and Restated By-Laws, as amended by the Board of Directors effective October 30, 2008, is attached as an exhibit hereto and incorporated herein by reference.

Also, on October 30, 2008, the Board of Directors approved, subject to submission to stockholders of the Company for their approval at the 2009 Annual Meeting of Stockholders to be held April 30, 2009, amendments to Articles II and III of the By-Laws to (i) change the voting standard in uncontested director elections from plurality voting to majority voting and (ii) add advance notice provisions requiring stockholders to give notice to the Company of a stockholder’s director nominees or other business to be brought by a stockholder before a meeting of stockholders. The By-Laws require that any amendments to Article II and III of the By-Laws receive the approval of 80% of the voting power of the Company’s shares entitled to vote in the election of directors in order to become effective. If approved by the requisite stockholder vote at the 2009 Annual Meeting, the amendments to Articles II and III would become effective at that time. Because the changes to Articles II and III of the Company’s By-Laws are subject to stockholder approval, such changes are not reflected in the Amended and Restated By-Laws attached as an exhibit to this Form 8-K. The full text of such changes, along with a more detailed description of such changes, will be included in the Company’s proxy statement with respect to the 2009 Annual Meeting.

Item 9.01	Financial Statement and Exhibits.

(a)	Financial Statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

3.1	Amended and Restated By-Laws of Torchmark Corporation, Adopted and Effective As of October 30, 2008.

10.1	Third Amendment to Credit Agreement dated as of October 30, 2008, among Torchmark Corporation, TMK Re, Ltd., the other lenders listed therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: November 3, 2008	/s/ Carol A. McCoy
Carol A. McCoy,
Vice President, Associate Counsel and Secretary

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